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                                                                   EXHIBIT 10.27

                            THIRD AMENDMENT TO LEASE

        THIS THIRD AMENDMENT TO LEASE ("Agreement") dated this 27th day of March 2003, is made and entered into by and between HOLLIS STREET INVESTORS, L.L.C., a Delaware limited liability company ("Landlord") and LEAPFROG ENTERPRISES, INC., a Delaware corporation ("Tenant").

                                   BACKGROUND

        A. Landlord and Tenant entered into that certain Lease Agreement dated November 14, 2000 (the "Lease"), for approximately 40,060 rentable square feet of space (the "Premises") located at 6401 Hollis Street, Suite 150, Emeryville, California, as more fully described in the Lease; and

        B. The Lease has been amended by a First Amendment to Lease dated April 30, 2001, ("First Amendment"), which recognized Tenant's name change, and a Second Amendment to Lease dated February 22, 2002 ("Second Amendment"), which among other things expanded the Premises by an additional 30,770 rentable square feet;

        C.      The current term of the Lease expires on February 1, 2006;

        D. Tenant desires to expand the Premises by an additional 31,980 rentable square feet on the terms and conditions set forth in this Agreement.

        E. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Lease.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereby mutually agree as follows:

        1. EXPANSION EFFECTIVE DATE: The "Expansion Effective Date" shall be the earlier of (a) the date of Substantial Completion (as defined in Paragraph 8 below) of the proposed Expansion Improvements (as defined below) or
(b) August 1, 2003.

        2. PREMISES: Effective on the Expansion Effective Date, the Premises shall be expanded to include 31,980 rentable square feet located in the Building as depicted on Schedule A attached hereto and designated as Suite 100 (the "Expansion Space"). From and after the Expansion Effective Date, the term "Premises" shall include the initial Premises and the Expansion Space except as otherwise specified in this Agreement.

        3. TEMPORARY PREMISES: From and upon the execution of this Agreement until the Expansion Effective Date, Tenant shall be allowed to occupy approximately 7500 square feet of space in Suite 125 of 6401 Hollis Street, Emeryville, California, Building A, as

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depicted on Schedule B attached hereto (the "Temporary Expansion Space") until seven days after the Expansion Effective Date.

        4. TERM: The Termination Date of the Lease shall be co-terminous with respect to both the initial Premises (as amended by the Second Amendment) and the Expansion Space. The Termination Date is February 1, 2006.

        5. RENT: The Base Rent for the Expansion Space shall commence on the Expansion Effective Date. The Base Rent for the Expansion Space shall be as set forth below, payable in equal monthly installments, in advance, on the first business day of each and every month of the Term. Rent adjustments shall occur on the anniversary dates of the Lease.

                                            EXISTING SPACE
                                                BASE              EXPANSION SPACE       COMBINED SPACE
                                             RENT/MONTH          BASE RENT/MONTH(1)     BASE RENT/MONTH
Current Rent                               $    137,356.00                             $   137,356.00
February 1, 2003 - January 31, 2004        $    162,522.00       $     44,375.00(1)    $   206,897.00(1)
(1)
February 1, 2004 - January 31, 2005        $    172,855.00       $     45,574.25       $   218,429.25
February 1, 2005 - January 31, 2006        $    180,361.00       $     46,809.77       $   227,170.77

(1) Rent for Expansion Space commences on the Expansion Effective Date.

The above-referenced rent figures for the expansion space reflect the three percent (3%) annual increase to Base Rent and include the costs of all parking spaces. The Base Rent shall remain payable in equal monthly installments, in advance, on the first business day of each and every month of the Term. The Base Rent adjustments reflected above shall occur on the anniversary of the Commencement Date of the Lease.

        6. TENANT'S PRORATA SHARE: As of the Expansion Effective Date, Tenant's Prorata Share shall be revised to be Seventy-Four and Ninety-Three Hundredths Percent (74.93%).

        7. PARKING: Landlord shall provide Tenant with 2.75 parking spaces per 1,000 rentable square feet of leased space in the Expansion Space, resulting in a total of 88 spaces allocated to the Expansion Space and as of the Expansion Effective Date, a total of 282 spaces allocated to the Premises.

        8.      IMPROVEMENT ALLOWANCE:

                (a) Within twenty-one (21) days following the later of the date of execution of the Lease by Tenant or Landlord's delivery of base drawings necessary for Tenant's architect to prepare plans, Tenant shall cause its architect to furnish to Landlord for Landlord's approval, which approval shall not be unreasonably withheld, space plans sufficient to convey the architectural design of the Premises, including, without limitation, the location of doors, partitions, electrical and telephone outlets, plumbing fixtures, heavy floor loads and other special requirements (collectively, the "Space Plan"). The parties acknowledge and agree that time is of

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the essence with respect to the completion of the tenant improvements described herein and therefore the parties agree to work diligently in providing Tenant's architect the necessary information to complete a mutually acceptable Space Plan for the premises. The parties acknowledge and agree that Tenant has selected Interform ("Architect") to design the Expansion Space that is to be constructed by Landlord. Landlord shall reimburse Tenant for costs incurred in connection with the design of the Expansion Space. The fees for services provided to Tenant by Interform which will be reimbursed by Landlord as part of the Tenant Improvement allowance shall not exceed Three and No/100 Dollars ($3.00) per square foot.

                (b) Tenant shall cause the Architect to prepare from Tenant's approved Space Plan, complete Plans and Specifications within a reasonable time after the parties approve the Space Plan. The Plans and Specifications shall (a) be compatible with the Building shell and with the design, construction and equipment of the Building; (b) comply with all Governmental Requirements; (c) comply with all applicable insurance regulations; and (d) be consistent with the approved Space Plan.

                (c) Landlord shall complete those improvements to the Expansion Space ("Expansion Improvements") that are shown on the Plans and Specifications. Unless noted on the Plans and Specifications, Landlord shall complete the Expansion Improvements (the "Work"), at its sole cost and expense, in accordance with the terms of this Agreement, but in no event shall Landlord's costs exceed One Million Three Hundred Forty-Three Thousand One Hundred Sixty and No/100 Dollars ($1,343,160.00). All materials used in completion of the Work shall be approved first by Tenant's Agent (as defined below). Landlord shall complete the Expansion Improvements in a first-class and workmanlike manner. Landlord shall be entitled to retain a portion of the Expansion Improvement allowance as a construction operations fee. Said amount shall not exceed 4% of the hard construction costs. Hard construction costs shall be defined as all costs associated with the actual construction of the Expansion Improvements and will not include architectural fees, engineering fees, design fees, overhead and profit to the general contractor, and fees for permits and licenses. In the event the actual cost to complete the Expansion Improvements exceeds Landlord's contribution as defined herein Landlord shall invoice Tenant for the difference and Tenant shall reimburse Landlord within thirty (30) days of receipt of the invoice.

                Landlord shall select the general contractor to construct the Expansion Improvements. The amount of the fee deducted from the tenant allowance for the general contractor shall be consistent with fees paid to other general contractors in the region for projects of similar size and scope. All subtrades, except for HVAC, required for the completion of the Expansion Improvements shall be competitively bid by no less than three subcontractors unless Landlord and Tenant specifically agree to waive such requirement and approve a subcontractor without bidding the work. Tenant shall select the subcontractor for each subtrade (except for HVAC) after review of their bids. The respective subcontractors of any tier performing the Expansion Improvements shall: (1) be parties to, and bound by, a collective bargaining agreement with a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO applicable to the geographic area in which the Building is located and to the trade or trades in which the work under the contract is to be performed and (2) employ only members of such labor organizations to perform work within their respective jurisdictions.

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                (d)     All Expansion Improvements shall immediately become the
property of Landlord upon completion unless otherwise agreed to in writing. Tenant shall not be obligated to remove the Expansion Improvements at the end of the Term. Landlord warrants that all of the Expansion Improvements shall be constructed in a good and workmanlike manner and free from defects for twelve
(12) months following the date of Substantial Completion. Landlord shall assign to Tenant any and all warranties and guarantees of third parties held by Landlord, with respect to the Expansion Improvements that Tenant is responsible to maintain pursuant to the terms hereof and that extend beyond the 12-month period, for enforcement directly by Tenant. If a warranty or guaranty is not assignable, then Landlord shall enforce it for the benefit of Tenant, as directed by Tenant.

                (c) Landlord, at its sole cost and expense, shall comply with and shall be solely responsible for compliance with all laws in connection with the Work, including without limitation, the completion of the Work, the filing of any construction or engineering documents and obtaining any required approvals or permits from any applicable governmental authority, including without limitation a temporary (if necessary) and permanent certificate of occupancy for the Premises (or its equivalent).

                (f) Tenant shall designate a representative ("Tenant's Agent") as having sole authority to speak for and bind Tenant during construction of the Expansion Improvements. Landlord shall not be authorized to proceed with any Tenant Improvement without authority by Tenant's Agent, and such authorization by Tenant's Agent shall be deemed authorization by Tenant. Landlord shall not be authorized to accept changes or additions from any other employees of Tenant except Tenant's Agent.

                (g) Landlord shall use commercially reasonable efforts to Substantially Complete (as defined below) the Expansion Space on or before August 1, 2003. Landlord shall notify Tenant approximately five (5) days prior to the estimated date of Substantial Completion. On Substantial Completion, Landlord and Tenant's Agent shall prepare and execute a punchlist. The punchlist shall list incomplete, minor and insubstantial details of construction, necessary mechanical adjustments, and needed finishing touches. Landlord shall complete the punchlist items within thirty (30) calendar days thereafter. During the first twelve (12) months after the date of Substantial Completion of the Expansion Improvements, Landlord shall promptly correct any defect, patent or latent in the Expansion Improvements at Landlord's sole cost and expense, as they become known to Landlord or within thirty (30) days after Tenant notifies Landlord of such defect.

                (h) "Substantially Complete" or "Substantial Completion" means:

                        (i) The Expansion Improvements have been completed so that Tenant can use the Premises for their intended purposes without material interference to Tenant conducting its ordinary business activities;

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                        (ii)    The only incomplete items are minor or
insubstantial details of construction, mechanical adjustments or finishing touches, like touch-up plastering or painting as identified on a punchlist prepared by Tenant in accordance with subsection (d) above;

                        (iii) Landlord has secured a permanent certificate of occupancy or the equivalent, as required by the appropriate Governmental Authority having jurisdiction over the Building, permitting the Premises to be occupied by Tenant in accordance with the laws;

                        (iv) Tenant has ready access to and egress from the Expansion Space, free of construction equipment and materials; and

                        (v)     The Expansion Space is broom clean.

                (i) The final, stand alone, paragraph of Section 5b of the Lease regarding the pass-through of certain costs as Operating Expenses shall not apply to Landlord's obligation under this Paragraph 8.

        9. TENANT'S ACCESS. Tenant shall have access to the Building, the Premises, the Common Areas and the parking facilities twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year.

        10. EARLY ACCESS. Notwithstanding anything to the contrary contained in the lease to the contrary, Landlord shall allow Tenant access to the Premises approximately two (2) weeks prior to the Expansion Effective Date for the purpose of installation of wiring, furniture, tenant fixtures, and general setup. Such access shall be governed by the terms and conditions of the Lease; however, in no event shall any Base Rent of Additional Rent be payable during such early access period. Landlord shall cooperate fully with Tenant in its effors to fixturize the Premises. Any work or installation performed by Tenant shall be completed in compliance with the provisions of this Lease, shall be subject to coordination by Landlord's contractor, and must be performed using workers compatible with Landlord's contractors and subcontractors in order to avoid labor disputes and delays in completion.

        11. ASSIGNMENT AND SUBLETTING. Assignment and Subletting rights as described and defined in The Second Amendment to Lease shall also apply to Expansion Premises.

        12. OPTION TO EXTEND. As of the Expansion Effective Date the provisions of Section 39 of the Lease, Renewal Option shall apply to the initial Premises and all expansion space pursuant to the Second Amendment and this Agreement.

        13. RIGHT OF FIRST OFFER. The right of first offer as described and defined in the Second Amendment to Lease applies to the remaining space in the Building. The term applicable to this Right of First Offer expires February 22, 2004.

        14. AUTHORITY: Tenant represents and warrants that all necessary corporate actions have been duly taken to permit Tenant to enter into this Agreement and that the person

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signing this Agreement on behalf of Tenant has been duly authorized and instructed to execute this Agreement. Landlord represents and warrants that all necessary company actions have been duly taken to permit Landlord to enter into this Agreement and that the person signing this Agreement on behalf of Landlord has been duly authorized and instructed to sign this Agreement.

        15. BROKERS: Each of Landlord and Tenant warrants and represents that it has dealt with no real estate broker in connection with this Agreement other than Colliers International and BT Commercial (collectively, "Broker"), and that no other broker is entitled to any commission on account of this Agreement. The party who breaches this warranty shall defend, hold harmless and indemnify the other from any loss, cost, damage or expense, including reasonable attorneys' fees, arising from the breach; Landlord's indemnity of Tenant shall include claims by the Broker. Landlord is solely responsible for paying the commission of the Broker in accordance with a separate agreement.

        16. FULL FORCE AND EFFECT: Except as expressly modified above, all terms and conditions of the Lease, as amended by the First Amendment and the Second Amendment, remain in full force and effect and are hereby ratified and confirmed. Landlord and Tenant hereby acknowledge and agree that, except as provided in this Agreement, the Lease, as amended by the First Amendment and the Second Amendment, has not been modified, amended, canceled, terminated, released, superseded or otherwise rendered of no force or effect.

LANDLORD:                                TENANT:

Hollis Street Investors, L.L.C.,         Leapfrog Enterprises, Inc., a Delaware
a Delaware limited liability company     corporation

By:     Multi-Employer Property Trust,
        its Manager
                                         By: /s/ James P. Curley
                                            ---------------------------------
    By: Kennedy Associates Real Estate   Name: James P. Curley
        Counsel, Inc.,                   Its: CFO

By: /s/ Dwight J. McRae
   --------------------------------
Name: Dwight  J. McRae
Its: Vice President